Exhibit 2.3

                      STOCK EXCHANGE AND PURCHASE AGREEMENT

     This Stock Exchange and Purchase Agreement (the "Agreement") is dated as of this 16th day of August, 1999, by and between HPF Holdings, Inc., a Delaware corporation, with a principal place of business located at 2075 Foxfield Road, St. Charles, IL 60174 ("HPF"), Brian Haveson, an individual, residing at 1704 Scott Drive, Newtown, PA 18940 ("Haveson"); ANSAMA Corp., a Nevada corporation, with a principal place of business located at 382 Route 59, Section 310, Moncey, NY 10952 (the "Company"); Nutri/System Direct, L.L.C. management (comprised of Joe Boileau, Kathleen Simone, and Deborah Gallen and hereinafter collectively referred to as "Management"); and Fred Tecce, an individual residing at 1025 Sentry Lane, Gladwynne, PA 19035 ("Tecce").

     WHEREAS, the Company is interested in acquiring all outstanding ownership interests of the direct marketing company, Nutri/System Direct, L.L.C. ("NSDirect"); and

     WHEREAS, the Interest Holders of NSDirect are willing to sell and/or exchange all of their ownership interests in NSDirect for cash and/or shares of the Company.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                SALE AND EXCHANGE

     1.1 On the Closing Date (as hereinafter defined) HPF shall assign, transfer and convey to Company its ownership interest of NSDirect representing eighty-one and one half percent (81.5%) of all outstanding ownership interests in NSDirect. In exchange for its interest in NSDirect, HPF shall receive a payment of Four Hundred Thousand Dollars ($400,000.00). The Company shall make payment to HPF at Closing by wire transfer to HPF's bank account in the amount of Four Hundred Thousand Dollars ($400,000.00).

     1.2 On the Closing Date (as hereinafter defined) HPF shall assign, transfer and convey to Company the remainder of its ownership interest in NSDirect representing seven and one half percent (7.5%) of all outstanding ownership interests in NSDirect. In exchange for its ownership interest in NSDirect, HPF shall receive 8,200,000 shares of the Company's common stock, representing 40.9% of all outstanding shares of the Company on a fully diluted basis as of the Closing Date.

     1.3 On the Closing Date, Haveson shall assign, transfer and convey to Company his ownership interest in NSDirect representing seven and one half percent (7.5%) of all outstanding ownership interests in NSDirect. In exchange for its ownership interest of NSDirect, Haveson shall receive 8,200,000 shares of the Company's common stock, representing 40.9% of all outstanding shares of the Company on a fully diluted basis as of the Closing Date.

     1.4 On the Closing Date, Management shall assign, transfer and convey to


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Company their ownership interests in NSDirect representing three percent (3%) of all outstanding ownership interests in NSDirect. In exchange for its ownership interest in NSDirect, Management shall receive 600,000 shares of the Company's common stock, representing 2.99% of all outstanding shares of the Company on a fully diluted basis as of the Closing Date.

     1.5 On the Closing Date, Tecce shall assign, transfer and convey to Company his ownership interest in NSDirect representing one half of one percent (2.5%) of all outstanding ownership interests in NSDirect. In exchange for his ownership interest in NSDirect, Tecce shall receive 500,000 shares of the Company's common stock, representing 2.5% of all outstanding shares of the Company on a fully diluted basis as of the Closing Date.

     1.6 As a result of the transactions contemplated herein, the existing shareholders of record of the Company who hold shares at the date and time of the Closing of this transaction (the "Existing Shareholders") shall retain 2,039,337 shares of the Company's common stock, representing 10.2% of all outstanding shares of the Company on a fully diluted basis as of the Closing Date.

     1.7 500,000 shares of the Company's common stock will be set aside as option shares for new and existing employees, representing 2.5% of all outstanding shares of the Company on a fully diluted basis as of the Closing Date.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of the Company. Company hereby represents and warrants to HPF, Haveson and Management (the "NSDirect Interest Holders") and Tecce as follows:

         (a) Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

         (b) Capitalization. The authorized capital stock of the Company consists of 55,000,000 shares of common stock, $.01 par value per share, of which 2,039,337 shares are issued and outstanding to Existing Shareholders. All of the Company's issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable and are owned by Existing Shareholders. Accurate and complete copies of the Company's charter and bylaws are attached hereto. As of the Closing, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its


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capital stock, except pursuant to the Certificate of Incorporation. All outstanding securities of the Company were issued in compliance with state and federal securities laws.

         (c) Execution, Delivery, Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. The Board of Directors of the Company is not required to submit this Agreement for approval by its stockholders and the stockholders are not required to approve this Agreement. This Agreement is a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy and similar laws and general principals of equity.

         (d) Transfer Free and Clear. The shares of the Company are being transferred to the parties hereto free and clear of all liens, pledges, security interests, restrictions, claims, charges and other encumbrances, and at the time of issuance, will be duly authorized, validly issued, fully paid and non-assessable.

         (e) Reports with the Securities and Exchange Commission. The Company is a non-reporting Company. The Company last filed a Form 10Q with the Securities and Exchange Commission for the quarter ending September 30, 1992. Subsequent to this date, the Company filed Form 15 with the Securities and Exchange Commission and became a non-reporting Company. The Company's Form 15 filing is attached hereto as Exhibit "A".

         (f) Conduct of Business; Liabilities. The Company does not currently conduct any business, has no material debts, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due) and has not entered into any contracts or agreements. Prior to Closing, the Company has not violated and will not violate any laws or governmental rules or regulations.

         (g) Financial Statements. Attached hereto as Exhibit "B" are the following financial statements:

             (i) the audited balance sheets of the Company as of December 31, 1998 and December 31, 1997, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and

             (ii) the unaudited balance sheet of the Company as of June 30, 1999, and the related statements of income and cash flows (or the equivalent) for the six month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principals, consistently applied, subject in the case of the unaudited financial statements to the lack


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of footnote disclosure and changes resulting from normal year-end adjustments
(none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations, or business prospects of the Company taken as a whole). All of the books, records and accounts of the Company are in all material respects accurate and complete and have been prepared in accordance with good business practice and all laws, regulations and rules applicable to the Company and accurately present and reflect in all material respects all of the transactions described therein.

     2.2 Representations and Warranties of and the NSDirect Interest Holders. Except as otherwise provided, each NSDirect Interest Holder, singularly and not on behalf of any other NSDirect Interest Holder, hereby represents and warrants to the Company as follows:

         (a) Interest Ownership. The NSDirect Interest Holder is the beneficial and record owner of its ownership interest of NSDirect and there are no outstanding agreements or rights to subscribe for or purchase its ownership interest. Additionally Haveson and Management, but not HPF represent and warrant that there are no outstanding agreements or rights to subscribe for or purchase any additional ownership interests in NSDirect.

         (b) Enforceability. This Agreement is a valid and binding obligation of the NSDirect Interest Holder in accordance with its terms, except as may be limited by applicable bankruptcy and similar laws and general principals of equity.

         (c) NSDirect Ownership Interests. The NSDirect ownership interests are, and at the time of Closing will be, free and clear of all liens, pledges, security interests, restrictions, claims, charges and other encumbrances.

         (d) The NSDirect ownership interests are being purchased in an "as is" condition. THE NSDIRECT INTEREST HOLDERS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE OWNERSHIP INTERESTS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN THOSE SET FORTH IN THIS SECTION 2.2 AND OTHER DOCUMENTS DELIVERED OR TO BE DELIVERED HEREWITH.

         (e) Organization. NSDirect is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. NSDirect has all requisite limited liability company power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

         (f) Financial Statements. Attached hereto as Exhibit "C" are the following financial statements:

             (i) the unaudited balance sheets of NSDirect as of December 31, 1998 and December 31, 1997, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and


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             (ii) the unaudited balance sheet of NSDirect as of June 30, 1999, and the related statements of income and cash flows (or the equivalent) for the six-month period then ended.

With respect to the attached financial statements Haveson and Management, but not HPF or NSDirect, represent and warrant that each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of NSDirect (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principals, consistently applied, subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations, or business prospects of NSDirect taken as a whole). All of the books, records and accounts of NSDirect are in all material respects accurate and complete and have been prepared in accordance with good business practice and all laws, regulations and rules applicable to NSDirect and accurately present and reflect in all material respects all of the transactions described therein.

         (g) Execution, Delivery, Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by NSDirect. No consents are required for the execution of this Agreement and it does not violate or conflict with any applicable statute, regulation, order or judgment applicable to NSDirect and does not constitute a default under, and does not conflict with, the provisions of any operating agreement or other agreement or any judgment to which NSDirect is a party or by which it may be bound or affected including but not limited to any obligation of NSDirect to its creditors.

                                   ARTICLE III
                             CLOSING; OTHER MATTERS

     3.1 Closing. The Closing shall take place on or before _____________, 1999, (the "Closing Date") and shall take place at such place and time as the parties may agree. At the Closing of the transactions contemplated herein, the NSDirect Interest Holders shall deliver to the Company documents representing all of their ownership interests in NSDirect, duly endorsed for transfer. Concurrently therewith the Company shall deliver to the NSDirect Interest Holders and Tecce certificates of the Company's stock in the amounts set forth above for each NSDirect Interest Holder and Tecce, properly registered and issued in the respective names of the NSDirect Interest Holders and Tecce.

     3.2 Additional Investment. It is anticipated that on or about the Closing Date the Company will raise an additional five million dollars ($5,000,000.00) at not less than one dollar ($1.00) per share in a private placement of equity based on this Agreement and related agreements. The Company will issue an additional five million (5,000,000) shares of common stock as part of this contemplated transaction. The parties hereto acknowledge that the Company will be making this additional offering and agree to cooperate with the Company in the furtherance of this offering. The parties hereto


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further acknowledge that their percentage of ownership in the Company will be diluted, as set forth in Exhibit "D" attached hereto, by the proposed offering.

     3.3 Conditions to Obligations of the Company. The obligations of the Company under this Agreement are additionally subject to the satisfaction of or written waiver by the Company of each of the following conditions on or before the Closing Date, any of which may be waived by the Company in writing and each of which shall be considered properly performed if no notice to the contrary has been provided to the NSDirect Interest Holders and Tecce in writing by the close of any contingency time set forth in this section:

         (a) the Company shall have received funding from the Company's investors in an amount sufficient to complete this transaction. If the Company has not received a firm commitment from its investors at least ten (10) days prior to the scheduled Closing Date, then the Company must give written notice to the NSDirect Interest Holders and Tecce whether the Company elects to cancel this Agreement or proceed to Closing without the financing. However, if no written notice is received then this Agreement is terminated and none of the parties hereto has any continuing obligation to any other party hereto;

         (b) there shall have been no material change in the Business of NSDirect between the date hereof and the Closing Date;

         (c) prior to the Closing of this transaction, Nutri/System L.P. shall have executed and delivered an Asset Purchase Agreement to Company, a copy of which is attached hereto as Exhibit "E" (the "Asset Purchase Agreement"), and there shall be no remaining conditions to Company's obligation to Close under the Asset Purchase Agreement;

         (d) prior to the Closing Date, the Company shall be entitled, through its employees and representatives, to satisfactorily complete such investigations of the property and such examination of the books, records and financial condition of NSDirect as the Company may reasonably request. In order that the Company may have the full opportunity to do so, NSDirect and the NSDirect Interest Holders shall furnish the Company and its representatives during such period with all such information concerning the affairs of NSDirect as the Company or such representatives may reasonably request and cause NSDirect's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Company or such representatives in connection with such review and examination and to make full disclosure of all information and documents requested by the Company and/or such representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances.

         (e) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by NSDirect and NSDirect Interest Holders at or prior to the Closing shall have been performed or complied with in all material respects.


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     3.4 Conditions to Obligations of NSDirect Interest Holders and Tecce. The
obligations of the NSDirect Interest Holders and Tecce under this Agreement are additionally subject to the satisfaction of each of the following conditions on or before the Closing Date, unless waived by each NSDirect Interest Holder and Tecce in writing:

         (a) The representations and warranties made by the Company in Section
2.1 shall be true and correct when made, and shall be true and correct as of Closing as if made at Closing;

         (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and

         (c) At or prior to Closing, the Company shall have entered into the Asset Purchase Agreement and that concurrently with the Closing hereunder, the Company and Nutri/System L.P. shall have closed pursuant to the terms of the Asset Purchase Agreement.

                                   ARTICLE IV
                                 INDEMNIFICATION

     4.1 Indemnification by the Company. The Company will indemnify the NSDirect Interest Holders and Tecce for any loss, liability, claims, damages and expenses, including reasonable attorneys fees, suffered by the NSDirect Interest Holders and/or Tecce, or any of them, as a result of any breach by the Company of its representations and warranties or covenants hereunder.

     4.2 Indemnification by NSDirect Interest Holders and Tecce. Each NSDirect Interest Holder and Tecce, singularly, and not on behalf of any other NSDirect Interest Holder or Tecce, as the case may be, will indemnify the Company for any loss, liability, claims, damages and expenses, including reasonable attorneys fees, suffered by the Company, as a result of any breach by the NSDirect Interest Holders and/or Tecce of its representations and warranties or covenants hereunder.

     4.3 Indemnification Procedures. Any party claiming indemnification hereunder shall give written notice thereof to the party or parties against whom indemnification is sought. If the claim involves a third party claim, notice shall be given timely in order to allow the indemnifying party the opportunity to participate in the defense of the claim, to the extent the party wishes; provided, however, that no failure of an indemnified party to give notice timely shall relieve the indemnifying party of any obligation hereunder except to the extent, if any, that the failure materially prejudices the ability of the indemnifying party to defend the third-party claim.

                                    ARTICLE V
                              MISCELLANEOUS MATTERS

     5.1 Notices. All notices, requests, demands, payments and other communications under this Agreement shall be in writing and shall be duly given if delivered personally to the person to whom it is authorized to be given, or it is sent by mail, telegraph, overnight


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courier service, or transmission by telecopy or similar service at the person's address set forth below, or at such other address as the person may from time to time specify by written notice pursuant to this section 5.1. Any notice shall be deemed to be given as of the date so delivered, if delivered personally, or upon confirmation of the telecopy, or as of the date the same was deposited in the United States Mail, or delivered to an overnight courier service, in each case with all applicable charges prepaid, addressed as set forth below:

           If to Company:            Irwin Schniedmill
                                     382 Route 59
                                     Section 310
                                     Moncey, NY 10952

           If to HPF:                2075 Foxfield Road
                                     St. Charles, IL 60174
                                     Att'n: Michael Heisley

           If to Haveson:            1704 Scott Drive
                                     Newtown, PA 18940

           If to Tecce:              1025 Sentry Lane
                                     Gladwynne, PA 19035

           If to Boileau:            87 Wooden Bridge Road
                                     Holland, PA  18966

           If to Simone:             3439 Manor Road
                                     Huntingdon Valley, PA 19006

           If to Gallen:             14 Glenwood Circle
                                     Aldan, PA 19018

     5.2 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, assigns, heirs and personal representatives.

     5.3 Entire Agreement. This Agreement and the agreements contemplated herein constitute the entire agreement between the parties with respect to the subject matter hereof; there are no other terms other than those contained herein and therein and this Agreement may not be modified or amended except in a writing signed by the parties hereto.

     5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law thereof.


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     5.5 Counterparts. This Agreement may be executed in counterparts and by each party hereto on separate counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

     5.6 Termination or Abandonment.

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

         (a) by the mutual written consent of the parties hereto;

         (b) by Company or the NSDirect Interest Holders holding a majority of the NSDirect interests if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by Company if one or more of the conditions to the obligations of Company as set forth in Section 3.3 hereof has not been fulfilled by the Closing Date;

         (d) by the NSDirect Interest Holders holding a majority of the NSDirect interests if one or more of the conditions to the obligations of the NSDirect Interest Holders as set forth in Section 3.4 hereof has not been fulfilled by the Closing Date; or

         (e) by NSDirect Interest Holders holding a majority of the NSDirect interests if Closing hereunder has not taken place within 45 calendar days after the date of execution hereof.

Neither Buyer nor Seller shall be liable to the other for any termination of this Agreement pursuant to this Section 5.6.

     5.7 Each party shall be entitled to rely on the representations and warranties of the other set forth herein and on any Exhibit or other document delivered pursuant to this Agreement to the extent the party does not have or receive actual notice that the representation or warranty is untrue or has been breached by the party making the representation or warranty. The representations, warranties, covenants and obligations of the parties made herein shall survive the Closing.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


HPF HOLDINGS, INC.                          ANSAMA CORP.


BY: /s/ Stanley H. Meadows                  BY: /s/ Irwin Schniedmill
    -------------------------                  ---------------------------
    Assistant Secretary                        President and CEO

/s/ Brian Haveson                           /s/ Fred Tecce
-----------------------------               ------------------------------
BRIAN HAVESON                               FRED TECCE

/s/ Joe Boileau                             /s/ Kathleen Simone
-----------------------------               ------------------------------
JOE BOILEAU                                 KATHLEEN SIMONE


/s/ Deborah Gallen
-----------------------------
DEBORAH GALLEN


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